Exhibit 99.1

NEWS RELEASE	CONTACT: Maryjo Cohen
FOR IMMEDIATE RELEASE	(715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ENGAGEMENT OF
BDO SEIDMAN, LLP AS ITS PUBLIC ACCOUNTANT AND
ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (November 14, 2007) -- National Presto Industries, Inc. (NYSE: NPK) announced that the Company’s Audit Committee of the Board of Directors with the approval of the Board of Directors has determined to engage BDO Seidman, LLP (“BDO”), as the Company’s independent registered accounting firm for 2007. The decision to change audit firms was not related to any disagreement with the Company’s prior auditor, Virchow Krause LLP (“VK”), on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

The Company has historically used the same audit firm to perform its audit and review its tax filings. In 2006, it split the two functions between VK, which handled the audit work and BDO, which performed the tax reviews. The bifurcation of the functions resulted in substantial inefficiency and the Company asked both firms to submit competitive bids under which the functions would once again be handled by the same firm.

On November 8, 2007, VK formally advised the Company that it had elected not to stand for reelection.

BDO will shortly begin the process of reviewing the Company’s first three quarters of financial results to enable the Company to file quarterly information. The Company has only recently completed its annual and quarterly filings for 2006. Those filings had been delayed as a result of issues stemming from the investment company lawsuit, a suit which ultimately ended with a ruling in the Company’s favor. It is anticipated that the 2007 quarterly filings will be made during the first quarter of 2008.

In other news, during yesterday’s annual stockholder’s meeting, the shareholders reelected Richard Cardozo and Patrick Quinn to new three-year terms as directors. At the meeting, it was announced that the Defense Segment was in the process of building a facility and equipping it to enable the Company to Load, Assemble and Pack (LAP) 40MM training rounds. The facility is scheduled to be in production by March 2008. The Company’s new small appliances for 2008 were shown to the shareholders as well. Those products included its new FlipSide™ Belgian waffle maker which uses a unique, ultra compact flipping mechanism complete with digital timer to produce a restaurant quality Belgian waffle; the Peel a Meal™ electric potato peeler that automatically peels up to 4 pounds of potatoes or apples at a time in one to four minutes; a 12” stainless steel skillet with tempered glass lid, stainless steel handles and aluminum clad bottom – the pan is not only beautiful, but immensely practical as a result of its ability to reach high temperatures quickly and heat evenly; freshly styled cool touch griddles boasting a new, sleek, streamlined design that is both handsome and facilitates compact storage; and a newly styled FryDaddy® deep fryer which features the current popular brushed stainless look.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuses, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release may contain “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.